UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SPARTON CORPORATION
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CORRECTING and REPLACING Ultra and Sparton Receive Requests for

Additional Information from DOJ

SCHAUMBURG, III.–(BUSINESS WIRE) –Sep. 25, 2017– Please replace the release with the following corrected version due to multiple revisions.

The corrected release reads:

ULTRA AND SPARTON RECEIVE REQUESTS FOR ADDITIONAL INFORMATION FROM DOJ

Ultra Electronics Holdings plc (ULE) and Sparton Corporation (NYSE:SPA) announced today that they have each received a request for additional information (the “second requests”) from the United States Department of Justice (the “DOJ”) in connection with Ultra’s pending acquisition of Sparton. The second requests were issued under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

The effect of the second requests is to extend the waiting period imposed by the HSR Act until 30 days after Ultra and Sparton have substantially complied with the requests, unless that period is extended voluntarily by both Ultra and Sparton or terminated sooner by the DOJ. Ultra and Sparton have been cooperating fully with the DOJ as it conducts its review of the transaction and will continue to do so in connection with the second requests. The transaction remains subject to approval by Sparton’s shareholders and other approvals, as well as other customary closing conditions. Ultra and Sparton are continuing to attempt to complete the transaction by January 1, 2018.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 118th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has thirteen manufacturing locations and engineering design centers worldwide. Sparton’s Web site may be accessed at www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the SEC. The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10-K. Additional factors may include the effect of the announcement of the merger and related transactions on Sparton’s business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Ultra, and the risk that the merger agreement with Ultra may be terminated in circumstances that require Sparton to pay a termination fee to Ultra; the outcome of legal proceedings instituted against Sparton related to the merger agreement with Ultra; and the failure to satisfy conditions to completion of the merger with Ultra, including the receipt of all required regulatory clearances related to the merger with Ultra. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for Sparton’s ongoing obligations to disclose material information as required by the federal securities laws, Sparton does not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed merger, Sparton has filed with the SEC and mailed or otherwise provided to its shareholders a proxy statement regarding the proposed merger. BEFORE MAKING ANY VOTING DECISION, SPARTON’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents that Sparton files with the SEC from the SEC’s website at www.sec.gov and Sparton’s website at www.sparton.com.

Sparton and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Sparton’s shareholders with respect to the transaction. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Sparton’s Annual Report on Form 10-K for the fiscal year ended July 2, 2017, and its definitive proxy statement for the 2016 annual meeting of shareholders. Additional information regarding the interests of such individuals in the transaction of Sparton by Ultra are included in the proxy statement relating to such acquisition that has been filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Sparton’s website at www.sparton.com.

View source version on businesswire.com: http://www.businesswire.com/news/home/20170925005718/en/

Source: Sparton Corporation

Investors:

Institutional Marketing Services (IMS)

John Nesbett/Jennifer Belodeau, 203-972-9200

jnesbett@institutionalms.com

or

Company:

Sparton Corporation

Joseph McCormack, 847-762-5812

jmccormack@sparton.com